Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Country and/or State of Incorporation
XPO Logistics, Inc.	Delaware
Bounce Logistics, Inc.	Delaware
Concert Group Logistics, Inc. d/b/a XPO Global Logistics	Delaware
XPO Global Logistics Inc. f/k/a CGL Logistics Canada Inc.	Canada
Express-1, Inc.	Michigan
XPO Air Charter, LLC	Delaware
XPO AQ, Inc.	Delaware
3PD Holding, Inc.	Delaware
3P Delivery Canada Inc.	Canada
3PD, Inc.	Georgia
Optima Service Solutions, LLC	Georgia
3PDIC, Inc.	Georgia
Acquisition Sub, Inc.	Tennessee
ALC Insurance Group, Ltd.	Cayman Islands
SD Logistics, LLC	Delaware
XPO Logistics Canada Inc.	Canada, Ontario
XPO Logistics, LLC	Delaware
XPO Dedicated, LLC	Delaware
XPO NLM, Inc.	Delaware
XPO NLM, LLC	Delaware